Exhibit 10.3

EXECUTION VERSION

FORBEARANCE AGREEMENT AND FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This FORBEARANCE AGREEMENT AND FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of May 18, 2018 (this “Agreement”), is made and entered into by and among HYDROFARM HOLDINGS LLC, a Delaware limited liability company (“Holdings”), HYDROFARM, LLC, a California limited liability company (“Hydrofarm”), EHH HOLDINGS, LLC, a Delaware limited liability company (“EHH”), SUNBLASTER LLC, a Delaware limited liability company (“SunBlaster”), and WJCO LLC, a Colorado limited liability company (“WJCO”; together with Hydrofarm, EHH, SunBlaster, each, a “U.S. Borrower” and collectively, the “U.S. Borrowers”), HYDROFARM CANADA, LLC, a Delaware limited liability company (“Hydrofarm Canada”), GS DISTRIBUTION INC., a British Columbia company (“GSD”), EDDI’S WHOLESALE GARDEN SUPPLIES LTD., a British Columbia company (“Eddi”)) and SUNBLASTER HOLDINGS ULC, a British Columbia unlimited liability company (“Sunblaster Canada”; together with GSD and Eddi, each, a “Canadian Borrower” and collectively, the “Canadian Borrowers”; and together with U.S. Borrowers, each a “Borrower” and collectively, the “Borrowers” and together with Holdings and Hydrofarm Canada, each an “Obligor” and collectively the “ Obligors”), and BANK OF AMERICA, N.A., a national banking association, as administrative agent (in such capacity, “Agent”) for the financial institutions from time to time party to the Loan Agreement described below (collectively, the “Lenders” and each individually a “Lender”) and the Lenders signatory hereto.

R E C I T A L S

WHEREAS, the Obligors, Agent, and the Lenders are parties to that certain Amended and Restated Loan and Security Agreement, dated as of November 8, 2017 (as has been or may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which, among other things, Lenders agreed, subject to the terms and conditions set forth in the Loan Agreement, to make certain loans and other financial accommodations to Borrowers.

WHEREAS, Holdings, Hydrofarm Canada, and Agent are parties to that certain Amended and Restated Guaranty, dated as of November 8, 2017 (as has been or may be amended, restated, supplemented or others modified from time to time, the “Guaranty”), pursuant to which Holdings and Hydrofarm Canada unconditionally guaranteed Borrowers’ prompt and full performance of their Obligations under the Loan Agreement and the other Loan Documents.

WHEREAS, as of the date hereof, the Events of Default identified as “Current Defaults” on Schedule I hereto (collectively, the “Current Defaults”) have occurred and are continuing and the Events of Default identified as “Anticipated Defaults” on Schedule I hereto (collectively, the “Anticipated Defaults,” and together with the Current Defaults, the “Specified Defaults”) are expected to occur prior to the expiration of the Forbearance Period (as hereinafter defined).

WHEREAS, the Obligors have requested that the Lenders and the Agent temporarily forbear from exercising their rights and remedies under the Loan Documents arising as a result of the occurrence of the Specified Defaults.

NOW, THEREFORE, in consideration of the foregoing, the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.               Definitions. As used herein, the following terms shall have the respective meanings set forth below:

Agent’s Liens: shall mean the Liens securing the repayment of the Obligations and held by the Agent.

Book Cash: shall mean the amount on deposit in the Borrowers’ bank accounts located in the United States and/or Canada, as applicable, that are subject to a control agreement to the extent required under Section 8.2(d) of the Loan Agreement, at 5:00 p.m. (Eastern Time) on any date of determination less (i) all checks that have been written or otherwise distributed but not yet cashed as of such date of determination and (ii) all automated clearing house transfers that have been initiated by the depository bank and not funded by the Borrowers, provided, that the amount of such cash shall have been reconciled to the books and records (including bank statements) of the Borrowers in a manner reasonably acceptable to the Agent.

DPO: shall mean, as of any date, the product of (i) a quotient, (a) the numerator of which is equal to the aggregate amount of outstanding trade payables of the Obligors and their Subsidiaries as of such date, and (b) the denominator of which is equal to the average cost of goods sold of the Obligors and their Subsidiaries for the last three full calendar months ending on or prior to such date, times (ii) thirty (30).

Financial Advisor: shall mean Carl Marks & Co., Inc., or such other third-party financial advisor satisfactory to Agent and retained by the Obligors on terms acceptable to Agent.

Unless otherwise defined above or elsewhere in this Agreement, each capitalized term used herein shall have the meaning ascribed thereto in the Loan Agreement.

SECTION 2.              Acknowledgment of Defaults and Rights and Remedies.

(a)          Each Obligor acknowledges and agrees that as of the Business Day immediately preceding the Forbearance Effective Date, the aggregate principal balance of the outstanding Obligations, including the outstanding LC Obligations, under the Loan Agreement is at least $38,912,696.28. The foregoing amount does not include interest, fees, expenses and other amounts that are chargeable or otherwise reimbursable under the Loan Agreement and the other Loan Documents.

(b)         Each Obligor acknowledges and agrees that (i) no Lender has any obligation to extend any Loan or provide other financial accommodations under the Loan Agreement or other Loan Documents (including consenting to Obligors’ use of cash collateral), (ii) each of the Specified Defaults constitutes an Event of Default that has occurred and is continuing as of the date hereof or is expected to occur during the Forbearance Period, as the case may be, (iii) none of the Current Defaults has been cured as of the date hereof and none of the Anticipated Defaults will be cured during the Forbearance Period, and (iv) except for the Specified Defaults, no other Events of Default have occurred and are continuing as of the date hereof, or are expected to occur during the Forbearance Period, as the case may be. Prior to the effectiveness of this Agreement, each of the Current Defaults (and each Anticipated Default upon its occurrence) permits the Lenders to, among other things, (i) charge default interest pursuant to Section 3.1 of the Loan Agreement (the “Default Rate”) with respect to any and all of the Obligations effective from and after September 30, 2017, the date of the first Current Default to occur, on a retroactive basis, (ii) commence any legal or other action to collect any or all of the Obligations from Obligors, and/or any Collateral, (iii) foreclose or otherwise realize on any or all of the Collateral and/or appropriate, set-off and apply to the payment of any or all of the Obligations, any or all of the Collateral, and/or (iv) take any other enforcement action or otherwise exercise any or all rights and remedies provided for by any or all of the Loan Agreement, the other Loan Documents or applicable law.

SECTION 3.              Forbearance.

(a)         For purposes of this Agreement, the term “Forbearance Period” shall mean the period commencing on the Forbearance Effective Date (as hereinafter defined) and ending on that date (the “Forbearance Termination Date”) which is the earliest to occur of the following: (1) July 15, 2018; (2) the date on which any Obligor or any of their respective Subsidiaries initiates or has filed against it any bankruptcy, insolvency, assignment, foreclosure or similar proceeding under state, federal or foreign law; (3) the date on which the forbearance of the Term Loan Agent and each Term Loan Lender pursuant to the Term Loan Forbearance Agreement shall terminate, expire or otherwise cease to be effective for any reason; (4) the date on which any Obligor breaches or fails to comply with any of the terms of this Agreement as determined by the Agent or the Lenders, including, without limitation, (i) the failure by any Obligor to comply with, or any breach or violation by any Obligor of, any of the agreements or covenants set forth herein, (ii) the failure of any representation or warranty of any Obligor set forth herein to be true and correct in all material respects or (iii) the date on which any Default or Event of Default other than the Specified Defaults occurs; (5) the date on which the Term Loan Agent or any Term Loan Lender takes any action or initiates any action or proceeding to accelerate the obligations (including any Term Loan Obligations) or enforce any of its rights or remedies under the Term Loan Agreement or any other Term Loan Document or any right or remedy with respect to any collateral (including the Term Loan Priority Collateral) in respect of the Term Loan Obligations; or (6) the date on which any person or entity (including the Term Loan Agent or any Term Loan Lender) initiates any action or proceeding (including, without limitation, the initiation of any advertisement for foreclosure under a power of sale in any deed of trust, mortgage, deed to secure debt, or similar instrument) to foreclose or otherwise enforce any rights or remedies in connection with any lien, claim of lien, deed to secure debt, mortgage, security agreement or other encumbrance (including, without limitation, any judgment) on any assets or properties of any Obligor or any of their respective Subsidiaries. Each of the Obligors hereby acknowledges and agrees that the execution and delivery of this Agreement has not established any course of dealing between the parties hereto and that the parties hereto do not contemplate, and, in entering into this Agreement, the Obligors have not relied upon, any potential extension of the Forbearance Period.

(b)         In reliance upon the representations, covenants, agreements and acknowledgments of each of the Obligors contained in this Agreement and subject to the terms and conditions contained herein, during the Forbearance Period, the Agent and each of the Lenders agrees to forbear from exercising its rights and remedies under the Loan Documents that are based solely on the occurrence of the Specified Defaults; provided, that, (a) since the occurrence of the first Specified Default, and continuing after the date hereof, the Obligations shall have borne and accrued interest, and shall continue to bear and accrue interest following the date hereof, at the Default Rate in accordance with Section 3.1 of the Loan Agreement, (b) no loan shall be advanced, converted or continued as an Interest Period Loan with an interest period of longer than 30 days, and (c) on the Forbearance Effective Date all outstanding U.S. FILO Loans shall be converted to U.S. Base Rate Revolver Loans.

(c)         Each of the Obligors, jointly and severally, acknowledges and agrees that, on and after the Forbearance Termination Date, the Agent and each of the Lenders may proceed, without any requirement for notice to any Obligor or any other obligor, to enforce any or all of its rights and remedies under or in respect of the Revolving Loan, the Obligations, the Loan Agreement, the Loan Documents, this Agreement or applicable law, including, without limitation, the right to require that the Obligors repay immediately all Obligations and any and all other amounts then owing under or pursuant to the Loan, the Loan Agreement and the other Loan Documents and the right to exercise any and all remedies in respect of the Agent’s Liens.

SECTION 4.              Additional Agreements. The parties hereto hereby agree to comply with the following terms, conditions and covenants until there remains no outstanding Default or Event of Default:

(a)          Financial Advisor. The Obligors shall continue to retain the Financial Advisor at all times during the Forbearance Period and must comply with the terms and scope of the engagement letter.

(b)          Reports. On or before June 15, 2018 prior to 5:00 p.m. (New York City time), the Obligors shall, and shall cause Financial Advisor to, deliver to the Agent and the Lenders:

(i)           Revised Forecast. A revised forecast and financial model for the 2018 and 2019 calendar years for the Obligors in form and substance acceptable to the Agent. The 2018 report is to be provided on a monthly basis and the 2019 report on a fiscal quarter basis;

(ii)          FA Report. A report on the Financial Advisor’s findings and potential cost savings and reductions for the Obligors in form and substance acceptable to the Agent;

(iii)         Financing Proposal. A comprehensive financial proposal, which proposal shall, at a minimum, outline in reasonable detail the Obligors’ plan for obtaining increased liquidity, deleveraging the Obligors through a capital raise or other method, and financing options to right size the capital structure, which financial proposal shall be in form and substance acceptable to Agent.

(c)          On or before June 30, 2018 prior to 5:00 p.m. (New York City time), the Obligors shall, and shall cause Financial Advisor to, deliver to the Agent and the Lenders a draft of the consolidated and consolidating audited financial statements, including balance sheet, related statements of operations, and statements of cash flows, of Obligors and their Subsidiaries as of and for the fiscal year ended December 31, 2017 and on or before July 15, 2018 prior to 5:00 p.m. (New York City time), the Obligors shall, and shall cause Financial Advisor to, deliver to the Agent and the Lenders a final draft of such report.

(d)          Lender Calls. The Obligors’ senior management shall, and shall cause Financial Advisor to, hold bi-weekly conference calls or in-person meetings with the Agent and the Lenders during which (i) the Obligors’ senior management shall, and shall cause Financial Advisor to, provide the Agent with a reasonably detailed update of the Obligors’ operations and financial position and (ii) the Agent and the Lenders shall be permitted to ask questions of, and to obtain any requested information from the Obligors’ senior management and the Financial Advisor with respect to the Obligors’ operations and financial position.

(e)          Lender Access to Financial Advisor. The Obligors shall, and shall cause Financial Advisor to, (a) meet, separately or collectively as Agent may request, with Agent and the Lenders and their representatives, including telephonic meetings, at such reasonable times during normal business hours as may be requested by Agent, to answer questions, provide updates and deliver such materials as may be reasonably requested by Agent or the Lenders relating to the financial condition or the actual or projected financial or operating results of the business operations or property of the Obligors and (b) answer questions, provide updates and deliver such materials as may be further reasonably requested from time to time by Agent relating to the foregoing.

(f)           Report on Net Sales. In connection with the reporting obligations under Section 10.1 of the Loan Agreement, the Obligors shall provide a report every week, on or prior to the Wednesday of each week (or, if Wednesday is not a Business Day, the first Business Day thereafter) on the net sales by state of the Obligors, sales invoice reports, accounts receivables and accounts payable aging reports by top ten customers and suppliers and months in inventory reports of inventory by location and staleness, all in form acceptable to the Agent.

(g)          13-Week Forecast. Beginning May 10, 2018, the Obligors shall deliver to the Agent, as soon as available, but in any event no later than the Wednesday following the end of each week, a thirteen (13)-week cash forecast prepared by the Financial Advisor in a form and substance acceptable to Agent. The report at a minimum will include: (i) weekly variance reporting, comparing actual amounts to forecasted amounts; (ii) weekly cash receipts; (iii) expenditures detailed category; (iv) ending Book Cash; and (v) the value of the Eligible Accounts and the Eligible Inventory as reflected on the Borrowing Base Reports delivered to the Agent pursuant to Section 8.1 of the Loan Agreement.

(h)          Term Lender Reports. Obligors shall simultaneously deliver to Agent any report delivered to any Term Loan Lender or the Term Loan Agent by any Obligor or representative of any Obligor.

(i)           Inventory Appraisal. Obligors shall immediately permit Agent or its representatives, including Hilco, to visit and inspect the Properties of any Obligor or Subsidiary, and conduct any inspection under 10.1(a) of the Loan Agreement such that Agent’s representatives can deliver to Agent an inventory appraisal report no later than June 30, 2018; provided that it shall not be a breach of this clause (i) if the inventory appraisal report is not delivered on June 30, 2018 to the extent due to the actions or inactions of Hilco.

(j)           Field Exam. Obligors shall immediately permit Agent or its representatives to visit and inspect the Properties of any Obligor or Subsidiary, and conduct any inspection under 10.1(a) of the Loan Agreement such that Agent’s representatives can deliver to Agent a field exam report no later than July 6, 2018; provided that it shall not be a breach of this clause (j) if the field exam report is not delivered on July 6, 2018 to the extent due to the actions or inactions of Agent or its representatives.

(k)          Debt Financing. On or prior to the date that is three Business Days after the Forbearance Effective Date, (the “Debt Financing Deadline”), (A) Holdings shall obtain the proceeds of a subordinated debt financing (the “Debt Financing”) from PBCO, Inc. (the “Debt Investor”) in an amount not less than $4,000,000, which Debt Financing shall (i) provide that the only obligor in respect of such Debt Financing shall be Holdings, (ii) be unsecured, (iii) be fully and completely subordinated to the prior payment in full of the Obligations for the benefit of, and to, the Lenders pursuant to a subordination agreement, which shall be in form and substance acceptable to Agent in its sole discretion, (iv) have a maturity date no earlier than 6 months after Revolver Termination Date, (v) provide for no scheduled payments of principal, prepayments or voluntary payments of principal nor mandatory redemption obligations prior to Revolver Termination Date, (vi) accrue interest at a rate no greater than 8.24% per annum, which interest shall compound annually in arrears on the 1st calendar day of each year, (vii) provide that no payment of interest may be made in cash prior to Revolver Termination Date, (viii) not be cross-defaulted to the Loan Documents, (ix) be subject to permanent standstill provisions (other than filing a proof of claim in connection with an Insolvency Proceeding), (x) provide that neither the Debt Financing, nor any interest therein, may be assigned by the Debt Investor to any person or entity without the prior written consent of Agent, and (xi) otherwise be on terms and conditions, and pursuant to documentation, acceptable to Agent in its sole discretion.

(l)           Proceeds of Debt Financing. The Obligors, Lender and Agent hereby agree that the proceeds of the Debt Financing shall not be used for any purpose other than for the purpose of funding the working capital needs of the Obligors. For the avoidance of doubt, the Obligors shall not use, or permit or suffer the use of, any of the proceeds of the Debt Financing for the purposes of making any payment in respect of the Term Loan Obligations or the Revolving Loan Obligations. The proceeds of the Debt Financing shall be deposited into a separate account at Agent, shall only be used for working capital purposes and only if Obligors are not able to draw on the Revolving Loans at such time. The Obligors shall not use proceeds of the Debt Financing to repay the Revolving Loan Obligations.

(m)         Minimum Availability. From and after May 22, 2018, the Obligors shall not permit (A) the sum of (i) the U.S. Availability (as defined in the Loan Agreement), plus (ii) the aggregate amount of Book Cash and cash equivalents on hand of the Obligors that are located in a deposit account at Bank of America in the United States and which are subject to a perfected lien in favor of the Agent for the benefit of the Lenders to be less than $2,000,000; or (B) the sum of (i) the Global Availability (as defined in the Loan Agreement), plus (ii) the aggregate amount of Book Cash and cash equivalents on hand of the Obligors that are located in a deposit account at Bank of America in the United States and Canada and which are subject to a perfected lien in favor of the Agent for the benefit of the Lenders to be less than $3,000,000.

(n)         Amendment to Term Loan. Lenders and the Agent hereby consents to the entry by the Obligors into that certain Forbearance Agreement and Amendment, dated May 18, 2018, among the Term Loan Agent, each Term Loan Lender, and the Obligors, in the form attached hereto as Exhibit A (the “Term Loan Forbearance Agreement”). None of the Obligors nor any of their respective Subsidiaries shall enter into, or otherwise consent to or permit to exist, any further amendment, restatement, supplement, waiver or other modification to the Term Loan Agreement or any other Term Loan Document (including, without limitation, the Term Loan Forbearance Agreement) without the prior written consent of the Agent, which the Agent may grant, decline or withhold in its sole discretion.

(o)          Negative Covenants. Notwithstanding anything set forth in the Loan Agreement or any Loan Document to the contrary, including Section 10.2 of the Loan Agreement, during the Forbearance Period, no Obligor shall (and no Obligor shall permit any of their respective Subsidiaries to):

(i)           declare, make or pay any Distributions, including any management fees, other than Permitted Tax Distributions;

(ii)          make any payment of excess cash flow or any earn-out or similar obligation;

(iii)         declare, make or pay any intercompany loans, investments or other transfer of assets (including any Permitted Intercompany Loans) from the U.S. Borrowers to the Canadian Borrowers;

(iv)         prepay or repay any Debt other than to repay on the Revolver Loan, including any Term Loan amortization;

(v)          make any payment with respect to the Term Loan Obligations, including any interest payment;

(vi)	make or receive any equity cure contribution; and

(vii)	make any Investment, including any Restricted Investment.

(p)          Past-Due Payable Covenant. The Obligors shall not (and the Obligors shall not permit their respective Subsidiaries to) permit (a) the aggregate amount of accounts payable of the Obligors and their Subsidiaries that are overdue by more than 60 days following the date due to exceed $2,500,000 or (b) the DPO to be greater than 55.

(q)          Other Litigation Covenants. In addition to the other agreements set forth herein and in the Loan Agreement, during the Forbearance Period:

(i)           none of the Obligors, their respective Subsidiaries or their respective direct or indirect equityholders, or any affiliate of any of the foregoing, will join in, assist, cooperate or participate as an adverse party or adverse witness in any suit or other proceeding against any Lender or the Agent relating to the Loan Agreement or any other Loan Document or any of the Obligations or the Agent’s Liens, or in connection with or related to any of the transactions contemplated by the Loan Agreement, any other Loan Document, this Agreement or any document, agreement or instrument executed in connection with any Loan Document or this Agreement; and

(ii)          no Obligor will be subject to any order of any court enjoining it from complying with any of the terms or conditions of this Agreement.

(r)           Forbearance Fee. A forbearance fee in the amount of $75,000 (the “Forbearance Fee”) shall be fully earned by the Lenders and non-refundable as of the Forbearance Effective Date, and shall be paid by the Obligors on the Forbearance Effective Date as a U.S. Base Rate Loan pursuant to Section 4.1(a)(ii) of the Loan Agreement.

(s)          Canadian Deposit Accounts. Eddi shall deliver all materials and information requested by Agent in order to allow one or more deposit accounts to be opened at Bank of America’s Toronto branch, subject to a perfected Lien in favor of the Agent, by no later than May 25, 2018.

SECTION 5.              Conditions Precedent. This Agreement shall become effective and be deemed effective as of the date when, and only when, all of the following conditions have been satisfied as determined in the Agent’s sole discretion (the date of such effectiveness being herein called the “Forbearance Effective Date”):

(a)          the Agent shall have received an executed counterpart of this Agreement duly executed by each of the Obligors and each of the Lenders;

(b)          the Obligors shall have retained the Financial Advisor on terms and scope acceptable to Agent and shall have delivered to the Agent an engagement letter with the Financial Advisor on terms acceptable to the Agent1;

(c)          the Term Loan Agent and each Term Loan Lender shall have entered into the Term Loan Forbearance Agreement and the Obligors shall have delivered a certified copy of such Term Loan Forbearance Agreement to the Agent and each of the Lenders, and such Term Loan Forbearance Agreement shall be in form and substance acceptable to the Agent;

(d)          all representations and warranties contained in this Agreement shall be true and correct in all material respects, except to the extent such representations and warranties speak as to an earlier date, in which case the same are true, correct and complete as to such earlier date;

(e)          no Default or Event of Default (other than the Specified Defaults) shall have occurred and be continuing under the Loan Agreement or any of the other Loan Documents;

1 We are expecting from Obligors a revised Financial Advisor engagement letter with an expanded scope to cover the terms of this Agreement.

(f)           the Obligors shall have paid all costs and expenses of the Agent (including legal fees and expenses) for which summary invoices have then been delivered to Obligors (which delivery of such summary invoices shall not constitute or result in a waiver of any right or privilege).

(g)          the Agent shall have received a closing certificate executed by a Senior Officer of the Borrower Agent, certifying that the conditions set forth in this Section 5 have been satisfied.

SECTION 6.              Amendments to Loan Agreement.

(a)          Effective as of the Forbearance Effective Date, the definition of Consolidated EBITDA in Section 1.1 of the Loan Agreement is hereby amended to add the following clause (xiii):

(xiii) fees, costs and expenses incurred solely in connection with Revolving Forbearance Agreement and the Term Loan Forbearance Agreement, including forbearance fees, legal fees and expenses, fees and expenses paid to consultants, accountants and other professionals, but excluding the cost of any audits, appraisals or examinations required under this agreement.

(b)          Effective as of the Forbearance Effective Date, the following definitions in Section 1.1 of the Loan Agreement are hereby amended and restated to read in their entirety as follows:

U.S. Borrowing Base: on any date of determination, an amount equal to the lesser of (a) (i) the aggregate U.S. Revolver Commitments less $10,000,000, minus (ii) Canadian Revolver Usage, minus (iii) the U.S. Availability Reserve; or (b) the sum of (i) the U.S. Accounts Formula Amount, plus (ii) the U.S. Inventory Formula Amount, minus (iii) Canadian Revolver Usage; minus (iv) the U.S. Availability Reserve.

U.S. FILO Availability Amount: equals $0.

(c)          Effective as of the Forbearance Effective Date, Section 8.1 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

8.1.	Borrowing Base Reports

(a)          Canadian Borrowers. Every week, on or prior to the Tuesday of each week (or, if Tuesday is not a Business Day, the first Business Day thereafter), Canadian Borrowers shall deliver to Agent a Canadian Borrowing Base Report as of the close of business of the previous week, and at such other times as Agent may request in its Permitted Discretion. All information (including calculation of Canadian Availability and Global Availability) in a Canadian Borrowing Base Report shall be certified by Canadian Borrowers. Agent may from time to time in its Permitted Discretion adjust any such report (i) to reflect Agent’s reasonable estimate of declines in value of Canadian Collateral, due to collections received in the Dominion Account or otherwise; (ii) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Canadian Collateral; and (iii) to the extent any information or calculation does not comply with this Agreement.

(b)          U.S. Borrowers. Every Business Day, by 10:00 a.m. (Pacific Standard Time) on each Business Day, U.S. Borrowers shall deliver to Agent a U.S. Borrowing Base Report as of the close of business of the previous day, and at such other times as Agent may request in its Permitted Discretion. All information (including calculation of U.S. Availability and Global Availability) in a U.S. Borrowing Base Report shall be certified by U.S. Borrowers. Agent may from time to time in its Permitted Discretion adjust any such report (i) to reflect Agent’s reasonable estimate of declines in value of ABL Priority Collateral, due to collections received in the Dominion Account or otherwise; (ii) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting ABL Priority Collateral; and (iii) to the extent any information or calculation does not comply with this Agreement.

(d)          Effective as of the Forbearance Effective Date, Section 10.3 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

10.3. Financial Covenants. As long as any Revolver Commitments or Obligations are outstanding, Obligors shall:

(a)   maintain a Fixed Charge Coverage Ratio for each 12 month period ending on the date of measurement of at least 1.0 to 1.0 while a Financial Covenant Trigger Period is in effect, measured for the most recent period for which financial statements were delivered hereunder prior to the Financial Covenant Trigger Period and each such period ending thereafter until the Financial Covenant Trigger Period is no longer in effect.

(b)   not permit EBITDA for the previous month period ending as of the last day of any calendar month to be less than Negative One Million Five Hundred Thousand (-$1,500,000). As soon as practicable and in any event within 30 days after the end of each month, Obligors shall deliver to Agent a Compliance Certificate duly executed by a Senior Officer of the Borrower Agent setting forth the calculation of EBITDA for the previous month and certifying whether or not Obligors are in compliance with the foregoing covenant.

SECTION 7.              Representations and Warranties. Each of the Obligors, jointly and severally, represents and warrants (which representations and warranties shall survive the execution and delivery hereof) to the Lenders and the Agent that:

(a)          this Agreement and each other agreement to be executed and delivered in connection herewith has been duly authorized, executed and delivered by all necessary action on the part of each Obligor which is a party hereto or thereto and, if necessary, their respective members or stockholders, as the case may be, and is in full force and effect as of the Forbearance Effective Date and the agreements and obligations of Obligors contained herein and therein constitute (or when executed and delivered, will constitute) legal, valid and binding obligations of Obligors enforceable against them in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer or conveyance, moratorium, or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles;

(b)          neither the execution, delivery and performance of this Agreement nor the consummation of any of the transactions contemplated hereby (i) are in contravention of any applicable law or any indenture, agreement or undertaking to which any Obligor is a party or by which any Obligor or its property is bound, or (ii) violates any provision of the certificate of incorporation, certificate of formation, by-laws, operating agreement or other governing documents of such Obligor;

(c)          no consent of any person or entity (including, without limitation, any of its equity holders or creditors), and no action of, or filing with, any governmental or public body or authority is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of this Agreement;

(d)          as of the date hereof and after giving effect to this Agreement, each of the representations and warranties of the Obligors set forth in the Loan Agreement and the other Loan Documents are true and correct in all material respects, except to the extent such representations and warranties speak as to an earlier date, in which case the same are true, correct and complete as to such earlier date; and

(e)          no Default or Event of Default exists under the Loan Agreement or any of the other Loan Documents other than the Specified Defaults.

SECTION 8.              Acknowledgment and Reaffirmation

(a)          Acknowledgment of Debts. Each of the Obligors, jointly and severally, hereby acknowledges, agrees, confirms, reaffirms and stipulates that:

(i)           interest has accrued on the Obligations since September 30, 2017 at the Default Rate under the Loan Documents, is due and payable and shall be paid by the Obligors on the Forbearance Effective Date as a U.S. Base Rate Loan pursuant to Section 4.1(a)(ii) of the Loan Agreement. Interest shall continue to accrue and be due and payable pursuant to the Loan Documents at the Default Rate following the Forbearance Effective Date;

(ii)          fees, late fees, reimbursable and indemnifiable amounts, and other amounts have accrued under each of the Loan Documents and shall continue to accrue and be payable pursuant to the Loan Documents;

(iii)         effective as of the Forbearance Effective Date, the Forbearance Fee shall be fully earned by the Lenders and shall be paid by the Obligors on the Forbearance Effective Date as a U.S. Base Rate Loan pursuant to Section 4.1(a)(ii) of the Loan Agreement.

(iv)         all of the Obligations, including, without limitation, the Obligations described in the foregoing clauses (i) through (v), are (or, in the case of clause (v), from and after the Forbearance Effective Date will be) unconditionally owing by the Obligors to the Lenders and the Agent without offset, defense or counterclaim of any kind, nature or description whatsoever.

(b)          Acknowledgment of Guaranties. Each of the Obligors, jointly and severally, hereby acknowledges, agrees, confirms, reaffirms and stipulates:

(i)           (x) to the validity, legality and enforceability of each of the guarantees of the Obligations set forth in the Loan Documents; (y) that the reaffirmation of each of the guarantees of the Obligations set forth in the Loan Documents is a material inducement to the Lenders and the Agent; and (z) that it has no defense to the enforcement of each of the guarantees of the Obligations set forth in the Loan Documents and its obligations under each such guarantee shall remain in full force and effect until all the Obligations have been paid in full;

(ii)          (x) to the validity, legality and enforceability of each of the Agent’s Liens on the assets and property of each of the Obligors pursuant to the Loan Documents; (y) that the reaffirmation of each of the Agent’s Liens is a material inducement to the Lenders and the Agent; and (z) that it has no defense to the enforcement of each of the Agent’s Liens, and the Agent’s Liens shall remain in full force and effect until all the Obligations have been paid in full;

(iii)         that each Obligor hereby waives and releases any and all defenses, affirmative defenses, setoffs, claims, counterclaims, and causes of action of any kind or nature which he has asserted, or might assert, against any Lender, the Agent or any of their respective subsidiaries or affiliates, or any of the past, present or future officers, directors, contractors, employees, attorneys or agents of any Lender, the Agent or any such subsidiary or affiliate, which in any way relate to or arise out of the Obligations, the Agent’s Liens or any of the Loan Documents;

(iv)         that each Obligor consents to the execution and delivery of this Agreement and agrees and acknowledges that the liability of each Obligor under each of the Loan Documents, and the existence, creation, perfection or enforceability of any of the Agent’s Liens, shall not be diminished in any way by the execution and delivery of this Agreement or by the consummation of any of the transactions contemplated hereby or thereby;

(v)          that all notices required under the Loan Documents to be given by the Lenders or the Agent have been given by the Lenders or the Agent or validly waived, including, without limitation, all notices of default, and all rights and/or opportunities to cure related thereto have expired or lapsed;

(vi)         except as expressly set forth herein, neither any Lender nor the Agent has agreed to (and has no obligation whatsoever to discuss, negotiate or agree to) any restructuring, modification, amendment, waiver or forbearance with respect to the Obligations or any of the terms of the Loan Documents;

(vii)        no understanding with respect to any other restructuring, modification, amendment, waiver or forbearance with respect to the Obligations or any of the terms of the Loan Documents shall constitute a legally binding agreement or contract, or have any force or effect whatsoever, unless and until reduced to writing and signed by authorized representatives of each Obligor, each Lender and the Agent;

(viii)       the execution and delivery of this Agreement has not established any course of dealing between the parties hereto or created any obligation or agreement of any Lender or the Agent with respect to any future restructuring, modification, amendment, waiver or forbearance with respect to the Obligations or any of the terms of the Loan Documents; and

(ix)          neither any Lender nor the Agent is required to make any loan advance to any Obligor under the Loan Documents or otherwise, and any further loan advances made shall be made in the sole discretion of each such Lender and the Agent and subject to such conditions and the payment of such fees as each such Lender and the Agent requires in their sole discretion.

SECTION 9.              Ratification; Waiver of Defenses; Indemnity and Release.

(a)          Ratification. The Loan Documents remain in full force and effect and are hereby ratified and affirmed by each of the Obligors. Each of the Obligors, jointly and severally, (i) confirms and agrees that it is truly and justly indebted to the Lenders and the Agent in the aggregate amount of the Obligations without defense, counterclaim or offset of any kind whatsoever; and (ii) reaffirms and admits the validity and enforceability of the Loan Documents.

(b)	Release.

(i)           Each of Obligors, jointly and severally, on behalf of itself and each of its Subsidiaries and affiliates, hereby waives, releases and discharges each Lender and the Agent, and all of the directors, officers, employees, attorneys, agents, successors and assigns of each Lender and the Agent, from any and all claims, demands, actions, causes of action, damages, costs, expenses and liabilities, known or unknown, anticipated or unanticipated, suspected or unsuspected, asserted or unasserted, fixed, contingent or conditional, at law or in equity, arising out of or in any way relating to the Loan Documents or any documents, agreements, dealings or other matters connected with the Loan Documents, in each case to the extent arising (x) on or prior to the date hereof or (y) out of, or relating to, any actions, dealings or matters occurring on or prior to the date hereof. The waivers, releases, and discharges in this Section 9 shall be effective on the Forbearance Effective Date regardless of whether any post-Forbearance Effective Date conditions to this Agreement are satisfied and regardless of any other event that may occur or not occur after the date hereof.

(ii)          It is the intention of each Obligor that this Agreement and the release set forth above shall constitute a full and final accord and satisfaction of all claims that may have or hereafter be deemed to have against Releasees as set forth herein. In furtherance of this intention, each Obligor, on behalf of itself and each other Releasor, expressly waives any statutory or common law provision that would otherwise prevent the release set forth above from extending to claims that are not currently known or suspected to exist in any Releasor’s favor at the time of executing this Agreement and which, if known by Releasors, might have materially affected the agreement as provided for hereunder. Each Obligor on behalf of itself and each other Releasor, acknowledges that it is familiar with Section 1542 of California Civil Code:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(iii)         Each Obligor, on behalf of itself and each other Releasor, waives and releases any rights or benefits that it may have under Section 1542 to the full extent that it may lawfully waive such rights and benefits, and each Obligor, on behalf of itself and each other Releasor, acknowledges that it understands the significance and consequences of the waiver of the provisions of Section 1542 and that it has been advised by its attorney as to the significance and consequences of this waiver.

(iv)         Each Obligor understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(v)          Each Obligor agrees that no fact, event, circumstance, evidence, or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute, and unconditional nature of the release set forth above.

(vi)         The waivers, releases, and discharges in this Agreement shall be effective on the Forbearance Effective Date regardless of whether any post-Forbearance Effective Date conditions to this Agreement are satisfied and regardless of any other event that may occur or not occur after the date hereof.

(c)          Indemnity. In furtherance of its Obligations under Section 14.2 of the Loan Agreement, each of the Obligors, jointly and severally, agrees to further defend, protect, indemnify and hold harmless each Lender and the Agent and all of their respective officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable fees, costs and expenses of outside counsel) incurred by such Indemnitees, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the execution or performance or enforcement of this Agreement, any other Loan Document or any other document executed in connection with the transactions contemplated by this Agreement; or (ii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto. This indemnity shall survive the repayment of the Obligations and the discharge of the liens granted under the Loan Documents.

(d)          No Waiver. This Agreement shall be limited precisely as written and, except as expressly provided herein, shall not be deemed (i) to be a consent granted pursuant to, or a (other than as set forth in Section 6) waiver, modification or forbearance of, any term or condition of any of the Loan Documents or a waiver of any Default or Event of Default under any of the Loan Documents (including, without limitation, the Specified Defaults), whether or not known to a Lender or the Agent, or (ii) to prejudice any right or remedy which a Lender or the Agent may now have or have in the future under or in connection with the Loan Documents or any of the instruments or agreements referred to therein. Subject to the forbearance in respect of the Specified Defaults set forth in Section 3 and the amendment set forth in Section 6, the Loan Documents shall continue in full force and effect and are hereby ratified and confirmed.

(e)          Waiver of Defense. Each of Obligors expressly acknowledges the occurrence and continued existence of the Specified Defaults. The Obligors, jointly and severally, agree that each Lender and the Agent has no obligation (i) to grant the forbearance contemplated by this Agreement, (ii) to enter into discussions with the Obligors with regard to waiving the Specified Defaults, or (iii) to enter into any amendment or modification of the terms and provisions of any Loan Document, and any of the same shall be within the sole discretion of each Lender and the Agent. Each of the Obligors, jointly and severally, acknowledge and agree, as a condition of the Lenders and the Agent entering into this Agreement, that it shall not raise any claim, cause of action or defense based upon any allegations of failure of any Lender or the Agent to do or agree to do any of the foregoing, or failure of any Lender or the Agent to negotiate in good faith to accomplish any of the same.

(f)           Waiver of Jury Trial Right and Other Matters. BORROWERS AND THE OTHER OBLIGORS EACH HEREBY WAIVES (i) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY, WHICH WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE; (ii) PRESENTMENT, DEMAND AND PROTEST, AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NONPAYMENT, MATURITY, RELEASE WITH RESPECT TO ALL OR ANY PART OF THE OBLIGATIONS OR ANY COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY ANY LENDER PARTY ON WHICH BORROWERS OR ANY OTHER OBLIGOR MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER SUCH LENDER PARTY MAY DO IN THIS REGARD; (iii) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF THE COLLATERAL, THE OTHER COLLATERAL OR ANY BOND OR SECURITY THAT MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING ANY LENDER PARTY TO EXERCISE ANY OF THEIR RESPECTIVE RIGHTS AND REMEDIES; (iv) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS AND ALL RIGHTS WAIVABLE UNDER ARTICLE 9 OF THE UNIFORM COMMERCIAL CODE; (v) ANY RIGHT BORROWERS OR ANY OTHER OBLIGOR MAY HAVE UPON PAYMENT IN FULL OF THE OBLIGATIONS TO REQUIRE ANY LENDER PARTY TO TERMINATE ITS SECURITY INTEREST IN THE COLLATERAL, OTHER COLLATERAL OR IN ANY OTHER PROPERTY OF BORROWERS OR ANY OTHER OBLIGOR UNTIL TERMINATION OF THE AGREEMENT IN ACCORDANCE WITH ITS TERMS AND THE EXECUTION BY BORROWERS, AND BY ANY PERSON WHO PROVIDES FUNDS TO BORROWERS THAT ARE USED IN WHOLE OR IN PART TO SATISFY THE OBLIGATIONS, OF AN AGREEMENT INDEMNIFYING ANY OR ALL OF THE LENDER PARTIES FROM ANY LOSS OR DAMAGE ANY SUCH PARTY MAY INCUR AS THE RESULT OF DISHONORED CHECKS OR OTHER ITEMS OF PAYMENT RECEIVED BY SUCH LENDER PARTY FROM BORROWERS, OR ANY ACCOUNT DEBTOR AND APPLIED TO THE OBLIGATIONS AND RELEASING AND INDEMNIFYING, IN THE SAME MANNER AS DESCRIBED IN SECTION 9 OF THIS AGREEMENT, THE RELEASEES FROM ALL CLAIMS ARISING ON OR BEFORE THE DATE OF SUCH TERMINATION STATEMENT; AND (vi) NOTICE OF ACCEPTANCE HEREOF, AND BORROWERS AND THE OTHER OBLIGORS EACH ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT’S AND THE OTHER LENDER PARTIES’ ENTERING INTO THIS AGREEMENT AND THAT SUCH PARTIES ARE RELYING UPON THE FOREGOING WAIVERS IN THEIR FUTURE DEALINGS WITH BORROWERS AND THE OTHER OBLIGORS. BORROWERS AND THE OTHER OBLIGORS EACH WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(g)	Alternative Dispute Resolution under California Law.

(i)           The reference provisions of this Section 9(g) will be applicable only if the jury trial waiver set forth in Section 9(f) hereof is declared invalid or unenforceable and the Agent determines in its sole discretion to proceed as set forth in this Section 9(g).

(ii)          Other than (I) nonjudicial foreclosure of security interests in real or personal property, (II) the appointment of a receiver, or (III) the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law), each controversy, dispute or claim (each, a “Disputed Claim”) between any or all of the parties hereto arising out of or relating to the Loan Documents, which Disputed Claim is not settled in writing within 30 days after the “Claim Date” (the date on which a party subject to the Loan Documents gives written notice to the other parties that a Disputed Claim exists), will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure, or their successor sections (“CCP”), which shall constitute the exclusive remedy for the resolution of any Disputed Claim concerning the Loan Documents, including whether the Disputed Claim is subject to the reference proceeding. Except as set forth in this Section 9(g), the parties hereto waive the right to initiate legal proceedings against each other concerning such Disputed Claims. Venue for these reference proceedings will be in the courts of the State of California sitting in Los Angeles County or such other venue as the parties may agree (the “Court”).

(iii)         In the event that the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge of the Court, in accordance with the California Arbitration Act § 1280 through § 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

SECTION 10.            No Waiver; No Novation; Reservation of Rights.

(a)          No Waiver. Neither any Lender nor the Agent has waived, nor is any Lender or the Agent by this Agreement waiving, and neither any Lender nor the Agent has any present intention of waiving, any Specified Default, any other Events of Default arising under the Loan Documents which may be continuing on the Forbearance Effective Date or any Events of Default arising under the Loan Documents which may occur after the Forbearance Effective Date (whether the same or similar to any Specified Default or otherwise), and nothing contained herein shall be deemed or constitute any such waiver.

(b)          No Novation. This Agreement is not intended to be, and shall not be deemed or construed to be, a satisfaction, reinstatement, novation, or release of the Loan Documents or any of the Obligations. Neither this Agreement nor any payments made or other actions taken pursuant to this Agreement shall be deemed to cure any defaults under any of the Loan Documents, it being the intention of the parties hereto that the Obligors are and shall remain in default and all Obligations are and shall remain immediately due and payable in full notwithstanding this Agreement.

(c)          Reservation of Rights. Subject to Section 3 and Section 6, each Lender and the Agent reserves the right, in their sole discretion, to exercise any or all rights or remedies under the Loan Documents, applicable law and otherwise as a result of any Specified Default, any other Events of Default arising under the Loan Documents that may be continuing on the Forbearance Effective Date or any Default or Event of Default arising under the Loan Documents that may occur after the Forbearance Effective Date, and neither any Lender nor the Agent has waived any of such rights or remedies and nothing in this Agreement, and no delay on any Lender’s or the Agent’s part in exercising such rights or remedies, should be construed as a waiver of any such rights or remedies. Upon the termination of the Forbearance Period, the agreement of the Lenders and the Agent to forbear and the other agreements of the Lenders and the Agent hereunder, in each case as set forth in Section 3 above, shall automatically and without further action terminate and be of no force and effect, it being understood and agreed that the effect of such termination will be to permit the Lenders and the Agent to exercise any and all of its rights and remedies at any time and from time to time thereafter, including, without limitation, the right to accelerate all or any portion of the Obligations, enforce the Agent’s Liens and exercise any other rights and remedies set forth in the Loan Documents, applicable law or otherwise.

(d)          Notwithstanding anything to the contrary set forth herein (including, without limitation, the provisions of Section 3), nothing in this Agreement shall prohibit, restrict or otherwise limit the right or ability of any Lender or the Agent to take any actions that a Lender or the Agent may take under the Loan Documents, at law, in equity or otherwise to preserve and protect any assets or properties of any Obligor that are subject to the Agent’s Liens or the interests (including the Agent’s Liens) of the Lenders and the Agent in any such assets or properties, including, without limiting the generality of the foregoing, (i) the filing of actions, or the defending of or intervention in actions (such as foreclosure proceedings) brought by any person or entity (including any Obligor), relating to any such assets or properties or the interests of the Lenders and the Agent therein, (ii) the sending of notices to any persons or entities concerning the existence of security interests or liens in favor of the Lenders and the Agent relating to any such assets or properties or (iii) the filing of financing statements, and the taking of any other required actions, to perfect or continue the perfection of the Agent’s Liens in such assets or properties.

(e)          The Obligors acknowledge and agree that it shall be an immediate Event of Default under the Loan Documents if (i) any Obligor fails to comply with, or otherwise breaches, any of the obligations or undertakings of such Obligor set forth in this Agreement or (ii) any representation or warranty of any Obligor set forth herein fails to be true and correct in all respects.

SECTION 11.            Further Assurances. Each Obligor hereby agrees that each Obligor shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the Lenders or the Agent may reasonably request to effectuate the purposes and terms of this Agreement and each of the other Loan Documents, including, without limitation, any such instruments, assignments, conveyances or other documents as the Lenders or the Agent reasonably requests to perfect or continue the Agent’s Liens on any assets or properties of any Obligor.

SECTION 12.            Counterparts. This Agreement may be executed by the parties hereto individually or in combination, in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or electronic transmission (in pdf format) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 13.            Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 14.            Severability. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or enforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

SECTION 15.            Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. ANY DISPUTE ARISING OUT OF OR CONCERNING THE TERMS OF THIS AGREEMENT SHALL BE RESOLVED IN A COURT OF COMPETENT JURISDICTION LOCATED IN NEW YORK COUNTY, NEW YORK, USA, WHICH SHALL BE THE EXCLUSIVE FORUM FOR THE RESOLUTION OF ANY SUCH DISPUTE.

SECTION 16.            Expenses. The Obligors, joint and severally, agree to pay, or reimburse, the Agent for all expenses incurred in connection with the preparation and negotiation of this Agreement and related agreements and instruments and the transactions contemplated hereby, including, but not limited to, the fees and expenses of counsel to the Agent.

SECTION 17.            Miscellaneous. The parties hereto shall, at any time and from time to time following the execution of this Agreement, execute and deliver all such further instruments and take all such further action as may be reasonably necessary or appropriate in order to carry out the provisions of this Agreement.

SECTION 18.            Headings. Section headings in this Agreement are included for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 19.            Entire Agreement. This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreement and understandings relating to the subject matter hereof. All prior statements, representations and warranties, if any, of any Lender or the Agent in respect of the subject matter hereof, and all prior drafts of this Agreement, are totally superseded and merged into this Agreement, which represents the final and sole agreement of the parties hereto with respect to the matters which are the subject hereof. Each of the Obligors hereby acknowledges and agrees that the execution and delivery of this Agreement has not established any course of dealing between the parties hereto and that the parties hereto do not contemplate, and, in entering into this Agreement, the Obligors have not relied upon, any potential extension of the Forbearance Period.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

OBLIGORS:	HYDROFORM HOLDINGS LLC,
a Delaware limited liability company

	By:	/s/ Peter Wardenburg
	Name:	Peter Wardenburg
	Title:	Manager

Address:	210 Shields Court
Markham, ON L3R 8V2 Canada
Attn:	Michael Serruya

HYDROFORM, LLC,
a California limited liability company

By:	/s/ Peter Wardenburg
Name:	Peter Wardenburg
Title:	President and Chief Executive Officer

Address:	2249 S. McDoWell Boulevard
Petaluma, CA 94954
Attn:	Peter Wardenburg

EHH HOLDINGS, LLC,
a Delaware limited liability company

By:	/s/ Peter Wardenburg
Name:	Peter Wardenburg
Title:	Manager

Address:	2249 S. McDoWell Boulevard
Petaluma, CA 94954
Attn:	Peter Wardenburg

SUNBLASTER LLC,
a Delaware limited liability company

By:	/s/ Peter Wardenburg
Name:	Peter Wardenburg
Title:	President

Address:	2249 S. McDoWell Boulevard
Petaluma, CA 94954
Attn:	Peter Wardenburg

WJCO LLC,
a Colorado limited liability company

By:	/s/ Peter Wardenburg
Name:	Peter Wardenburg
Title:	Manager

Address:	2249 S. McDoWell Boulevard
Petaluma, CA 94954
Attn:	Peter Wardenburg

HYDROFORM CANADA, LLC,
a Delaware limited liability company

By:	/s/ Peter Wardenburg
Name:	Peter Wardenburg
Title:	President

Address:	2249 S. McDoWell Boulevard
Petaluma, CA 94954
Attn:	Peter Wardenburg

GS DISTRIBUTION INC.,
a British Columbia corporation

By:	/s/ Peter Wardenburg
Name:	Peter Wardenburg
Title:	Manager

Address:	2249 S. McDoWell Boulevard
Petaluma, CA 94954
Attn:	Peter Wardenburg

EDDI’S WHOLESALE GARDEN SUPPLIES LTD.,
a British Columbia company

By:	/s/ Peter Wardenburg
Name:	Peter Wardenburg
Title:	President

Address:	2249 S. McDoWell Boulevard
Petaluma, CA 94954
Attn:	Peter Wardenburg

SUNSLASTER HOLDINGS ULC,
a British Columbia unlimited liability company

By:	/s/ Jeffrey Peterson
Name:	Jeffrey Peterson
Title:	Director

Address:	2249 S. McDoWell Boulevard
Petaluma, CA 94954
Attn:	Peter Wardenburg

AGENT AND LENDERS:	BANK OF AMERICA, N.A.,
as Agent and Lender

	By:	/s/ Carin C. Julsgard
	Name:	Carin C. Julsgard
	Title:	Senior Vice President

Address:
Bank of America, N.A.
333 S. Hope St, Suite 1900
Los Angeles, CA 90071
Attn: Carin C. Julsgard
Facsimile: (213) 345-4333

BANK OF AMERICA, N.A. (acting through its Canada branch),
as Canadian Lender

By:	/s/ Sylwia Durkiewicz
Name:	Sylwia Durkiewicz
Title:	Vice President

Address:
181 Bay Street, Suite 400
Toronto, ON, M5J 2V8
Attn: Sylwia Durkiewicz
Facsimile: (312) 453-4041

SCHEDULE I

Current Defaults

Anticipated Defaults

EXHIBIT A

Term Loan Forbearance Agreement

SCHEDULE I

Specified Defaults